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2016 BEST PLACES TO WORK

BOSTON BUSINESS JOURNAL
(https://pixarbio.com/news/pixarbio-corporation-wins-2016-best-places-work-boston-business-journal/)

PixarBio Corporation Upgraded To OTCQX Marketplace Effective on Monday November 28, 2016, Public Stock Trading Remains Under Stock Symbol PXRB (https://pixarbio.com/pixarbio-corporation-upgraded-otcqx-marketplace-effective-monday-november-28-2016-public-stock-trading-remains-stock-symbol-pxrb/)

Posted on November 28, 2016 (https://pixarbio.com/pixarbio-corporation-upgraded-otcqx-marketplace-effective-monday-november-28-2016-public-stock-trading-remains-stock-symbol-pxrb/)

Cambridge, Massachusetts (November 28, 2016): PixarBio Corporation, (OTCQX: PXRB) inventors of NeuroRelease™, a novel morphine replacement, non-opiate/opioid, non-addictive pain treatment, today announced an upgrade to stock trading the OTCQX Marketplace. To qualify to trade on the OTCQX market, companies must meet high financial standards, follow best practice corporate governance, demonstrate compliance with U.S. securities laws, be current in their disclosure, and be sponsored by a professional third-party advisor. Investors can find Real-Time OTCQX quotes and market information for PixarBio Corp on www.otcmarkets.com.

PixarBio Shareholders will benefit from OTCQX trading by enabling institutional investors, retail investors, 401-K Plans, and any FINRA regulated broker-dealers of the investor's choice, making the PXRB investor trading experience nearly identical to that of trading NYSE or NASDAQ securities.

OTCQX Trading Benefits for Investors

Investors Access to Prices and Market Data

- OTCM sets the best price standard by broadly distributing our market data through multiple channels, including Bloomberg, Thomson Reuters, and other leading market data distributors.

Investors Access Company Information

- OTCM's suite of Corporate Services empowers public companies and their advisors to improve visibility and availability of information.

OTCQX Market Key Highlights

- 400+ world-class companies such as global blue chips Heineken, Adidas, and Roche Holdings
- $1.47 Trillion in market capitalization
- $41.8 Billion in annual dollar volume

"We've had a very productive November, as we submitted our Super 8K, began public trading under stock symbol PXRB, we filed our S-1, and upgraded to the OTCQX. Our team's experience continues to flatten the learning curves for advancing a non-addictive, non-opiate morphine replacement to market. We view this as a significant step to list on the NASDAQ in the coming months. We've had a great run as a team, and we're going to keep it going. Listing on the OTCQX is an important milestone in building a world-class Pharmaceutical and Biotech company," said PixarBio Cofounder and CEO Frank Reynolds.

The NeuroRelease™ Platform: Non-Addictive and Non-opiate Treatment of Pain

NeuroRelease™ is a morphine replacement, and non-addictive pain platform for the surgical/hospital setting, for the battlefield, or for acute and chronic pain. First product FDA approval for the platform will be for a 14-day post-surgical pain treatment and it is expected in late 2018.

Major Benefits of NeuroRelease™

- Effects only sensory signals
- No effect on locomotion nerve fibers, so patients can enter physical therapy quickly
- Maintains two-point discriminate touch so patients can function
- No effect on proprioception so no effect on a person feeling of well-being

Therefore, patients will maintain two-point discriminate touch, control of their locomotion nerve fibers so they control voluntary movement to enter rehabilitation quickly with a non-addictive morphine replacement. PixarBio's NeuroRelease™ pain platform also includes 4-8 hour, 3-day, 7-day, 14-day and 90-Day pain treatments all have expected FDA approvals in 2020. NeuroRelease™ is biodegradable, and it's non-toxic so NeuroRelease™ can be re-injected to extend treatment timelines.

PixarBio Corporation was awarded the Boston Business Journal's "2016 Best Places to Work". The award recognizes PixarBio as one of the region's best firms, offering the greatest professional opportunities and work environments to innovate.

About PixarBio Corporation

PixarBio is a public company traded on the OTC markets under the stock symbol PXRB. PixarBio is a specialty pharmaceutical/biotechnology company focused on pre-clinical and clinical commercial development of novel neurological drug delivery systems for post-operative pain. PixarBio researches and develops targeted delivery systems for drugs, devices, or biologics to treat pain, epilepsy, Parkinson's disease, and spinal cord injury. Our lead product platform, NeuroRelease™, has achieved sustained therapeutic release of non-opiate drugs for post-operative, acute and chronic pain in pre-clinical models. For more information, visit www.pixarbio.com (http://www.pixarbio.com/).

Safe Harbor Statement

This announcement includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of PixarBio's management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of Biotech and medical device industry regulation and health care legislation in the United States and internationally; global trends on cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; PixarBio's ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of PixarBio's patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

PixarBio Corp undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be obtained through PixarBio's corporate headquarters at 200 Boston Ave, Suite 1875 in Medford, MA 02155.

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